Exhibit 5.1

LAW OFFICES

SILVER, FREEDMAN, TAFF & TIERNAN LLP

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET NW, SUITE 100

WASHINGTON, D.C. 20007

PHONE: (202) 295-4500

FAX: (202) 337-5502

WWW.SFTLAW.COM

March 21, 2014

HomeTrust Bancshares, Inc.

10 Woodfin Street

Asheville, N.C. 28801

Ladies and Gentlemen:

We have acted as special counsel to HomeTrust Bancshares, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to (i) 1,706,685 shares of the Company’s common stock, par value $.01 per share (the “Shares”), to be issued by the Company pursuant to the Agreement and Plan of Merger, dated as of January 22, 2014 (the “Merger Agreement”), by and between the Company and Jefferson Bancshares, Inc. (“Jefferson”), which provides for the merger of Jefferson with and into the Company (the “Merger”), and (ii) the preferred share purchase rights (the “Rights”) associated with the Shares, to be issued pursuant to the Tax Benefits Preservation Plan, dated as of September 25, 2012 (the “Rights Plan”), between the Company and Registrar and Transfer Company, as rights agent.

In connection with the rendering of the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the charter and bylaws of the Company as currently in effect, (iii) the Merger Agreement, (iv) the Rights Plan; (v) the resolutions adopted by the Board of Directors of the Company relating to the Merger Agreement and (vi) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of the Company, Jefferson or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals: (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, records, agreements, instruments and certificates we have reviewed, including, without limitation, the representations and warranties of the Company and Jefferson set forth in the Merger Agreement. We have further assumed that all persons, other than the Company, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than the Company, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.

Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by the Company of any shares of Common Stock pursuant to the Merger Agreement: (i) the Registration Statement, as then amended, will have become, and will remain, effective under the Securities Act; (ii) the stockholders of Jefferson, by the affirmative vote of a majority of the holders of the outstanding shares of Jefferson common stock entitled to vote thereon, shall have approved the Merger Agreement; and (iii) articles of merger to effect the Merger shall have been duly filed with and accepted for filing by the Secretary of State of the state of Tennessee and accepted for record by the Department of Assessments and Taxation of the state of Maryland.

HomeTrust Bancshares, Inc.

March 21, 2014

Our opinion is limited to applicable provisions of the Maryland General Corporation Law. We express no opinion with respect to the laws of any other jurisdiction.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that (i) the Shares will be, upon issuance by the Company in accordance with the Merger Agreement, legally issued, fully paid and non-assessable and (ii) upon issuance of the Shares in accordance with the Merger Agreement and the associated Rights in accordance with the Rights Plan, such Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms .

Our opinion set forth above as to the validity, binding effect and enforceability of the obligations of the Company with respect to the Rights is qualified to the extent the validity, binding effect or enforceability of such obligations may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights generally (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, whether enforcement is sought at law or in equity including, without limitation, the exercise of judicial or administrative discretion with respect to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (iii) the availability of injunctive relief or other equitable remedies; and (iv) the application by courts of competent jurisdiction of laws containing provisions determined to have a paramount public interest.

In addition, with respect to our opinion set forth above and the Rights and the Rights Plan: (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time; (ii) we assume that the members of the Company’s Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan, and (iii) we address the Rights and the Rights Plan in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Plan or of the Rights issued thereunder would result in invalidating such Rights in their entirety.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the proxy statement/prospectus included therein. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately preceding paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express written permission.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP